                        MUTUAL FUNDS SERVICE AGREEMENT



                      . SUB-FUND ADMINISTRATION SERVICES

                      . SUB-FUND ACCOUNTING SERVICES

                      . SUB-TRANSFER AGENCY SERVICES










                                UAM FUNDS TRUST


                                 JUNE 30, 1997

                     MUTUAL FUNDS SERVICE AGREEMENT



                          TABLE OF CONTENTS
                          -----------------

SECTION/PARAGRAPH                                           PAGE
-----------------                                           ----

1.     Appointment.........................................   1

2.     Representations and Warranties......................   2

3.     Delivery of Documents...............................   3

4.     Services Provided...................................   4

5.     Fees; Expenses; Expense Reimbursement...............   5

6      Proprietary and Confidential Information............   8

7.     Duties, Responsibilities and Limitation of Liability   8

8.     Term................................................  10

9.     Notices.............................................  11

10.    Assignability.......................................  11

11.    Waiver..............................................  12

12.    Force Majeure.......................................  12

13.    Amendments..........................................  12

14.    Severability........................................  13

15.    Governing Law.......................................  13

Signatures.................................................  13

                         MUTUAL FUNDS SERVICE AGREEMENT

                          -----------------------------

SECTION/PARAGRAPH                                               PAGE
                                                                ----

Schedule A  --  Fees and Expenses.............................  A-1

Schedule B  --  Fund Sub-Administration Services Description..  B-1

Schedule C  --  Fund Sub-Accounting Services Description......  C-1

Schedule D  --  Sub-Transfer Agency Services Description......  D-1

Schedule E  --  Service Quality Standards.....................  E-1

                         MUTUAL FUNDS SERVICE AGREEMENT



          AGREEMENT made as of June 30, 1997 by and between UAM FUND SERVICES, INC. ("UAMFSI"), a Delaware corporation, and CHASE GLOBAL FUNDS SERVICES COMPANY ("Chase"), a Delaware corporation.

                              W I T N E S S E T H:

          WHEREAS, UAM Funds Trust (the "Fund") is registered as an open-end management, investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and currently offers for sale to investors its shares in several investment portfolios ("Portfolios") and classes of such Portfolios ("Classes");

          WHEREAS, UAMFSI is responsible for the provision of certain fund administration, fund accounting and transfer agent services with respect to the Fund pursuant to the Agreement between UAMFSI and the Fund dated April 15, 1996 (the "Administration Agreement"); and

          WHEREAS, UAMFSI wishes to retain Chase to provide certain fund sub-administration, sub-accounting and sub-transfer agent services with respect to the Fund, and Chase is willing to furnish such services;

          NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

     1. APPOINTMENT. UAMFSI hereby appoints Chase to provide certain fund sub-administration, sub-accounting and sub-transfer agent services for the Fund, subject to the supervision of UAMFSI and the Board of Directors of the Fund (the "Board"), for the period and on the terms set forth in this Agreement. Chase accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Paragraph 5, of and Schedule A, to this Agreement.

   2.   REPRESENTATIONS  AND  WARRANTIES.

        (a) Chase represents and warrants to UAMFSI that:

          (i) Chase is a corporation existing under the laws of the State of Delaware;

          (ii) Chase is duly qualified to carry on its business in the Commonwealth of Massachusetts;

          (iii) Chase is empowered under applicable laws and by its Certificate of Incorporation and By-Laws to enter into and perform this Agreement;

          (iv) all requisite corporate proceedings have been taken to authorize Chase to enter into and perform this Agreement;

          (v) Chase has, and will continue to have, access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;

          (vi) Chase is registered as a transfer agent pursuant to Section 17A of the Securities Exchange Act of 1934;

          (vii) no legal or administrative proceedings have been instituted or threatened which would impair Chase's ability to perform its duties and obligations under this Agreement; and

          (viii) Chase's entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of Chase or any law or regulation applicable to Chase.

        (b) UAMFSI represents and warrants to Chase that:

          (i) UAMFSI is a corporation existing under the laws of the State of Delaware;

          (ii) UAMFSI is duly qualified to carry on its business in the Commonwealth of Massachusetts;

          (iii) UAMFSI is empowered under applicable laws and by its Certificate of Incorporation and By-Laws to enter into and perform this Agreement;

          (iv) all requisite corporate proceedings have been taken to authorize UAMFSI to enter into and perform this Agreement;

          (v) UAMFSI has, and will continue to have, access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;

          (vi) no legal or administrative proceedings have been instituted or threatened which would impair UAMFSI's ability to perform its duties and obligations under this Agreement; and

          (vii) UAMFSI's entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of UAMFSI or any law or regulation applicable to UAMFSI;

        (c) UAMFSI represents and warrants to Chase with respect to the Fund that:

          (i) the Fund is a Maryland corporation, duly organized and existing and in good standing under the laws of the State of Maryland;

          (ii) the Fund is an investment company properly registered under the 1940 Act;

          (iii) a registration statement for the Fund under the Securities Act of 1933, as amended ("1933 Act") and the 1940 Act on Form N-1A has been filed and will be effective and will remain effective during the term of this Agreement, and all necessary filings under the laws of the states will have been made and will be current during the term of this Agreement; and

          (iv) that outside counsel to the Fund has represented that the Fund's registration statements comply in all material respects with the Securities Act of 1933 ("1933 Act") and the 1940 Act (including the rules and regulations thereunder) and none of the Fund's prospectuses contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein not misleading.

   3. DELIVERY OF DOCUMENTS. UAMFSI will promptly furnish to Chase such copies, properly certified or authenticated, of contracts, documents and other related information that Chase may reasonably request or require to properly discharge its duties. Such documents may include but are not limited to the following:

        (a) Resolutions of the Fund's Board authorizing the appointment of UAMFSI to provide certain fund administration, fund accounting and transfer agency services to the Fund and approving this Agreement;

        (b) UAMFSI's and the Fund's Articles of Incorporation;

        (c) UAMFSI's and the Fund's By-Laws;

        (d) Authorization by the Fund contained in the Administration Agreement allowing UAMFSI to make representations to Chase on its behalf;

        (e) The Fund's Notification of Registration on Form N-8A under the 1940 Act, as filed with the Securities and Exchange Commission ("SEC");

        (f) The Fund's registration statement including exhibits, as amended, on Form N-1A (the "Registration Statement") under the 1933 Act and the 1940 Act, as filed with the SEC;

        (g) Copies of the Investment Advisory Agreements between the Fund and its investment advisers (the "Advisory Agreements")

        (h) Opinions of counsel and auditors' reports;

        (i) The Fund's Prospectus(es) and Statement(s) of Additional Information relating to all Portfolios and all amendments and supplements thereto (such Prospectus(es) and Statement(s) of Additional Information and supplements thereto, as presently in effect and as from time to time hereafter amended and supplemented, herein called the "Prospectuses"); and

        (j) Such other agreements as the Fund may enter into from time to time which may be relevant to the performance of Chase's duties and obligations under the terms of this Agreement, including securities lending agreements, futures and commodities account agreements, brokerage agreements, and options agreements.

   4.   SERVICES PROVIDED

        (a) Chase will provide the following services subject to the control, direction and supervision of UAMFSI and the Fund's Board and in compliance with the objectives, policies and limitations set forth in the Fund's Registration Statement, Articles of Incorporation and By-Laws; applicable laws and regulations; and all resolutions and policies implemented by the Board:

               (i)  Fund Sub-Administration

               (ii) Sub-Accounting

               (iii)  Sub-Transfer Agency

A description of each of the above services is contained in Schedules B, C, and D respectively, to this Agreement.

        (b)  Chase will also:

          (i) provide office facilities with respect to the provision of the services contemplated herein (which may be in the offices of Chase or a corporate affiliate of Chase);

          (ii) provide the services of individuals to serve as officers of the Fund who will be designated by Chase with the approval of UAMFSI, and elected by the Board;

          (iii) provide or otherwise obtain personnel sufficient for provision of the services contemplated herein;

          (iv) furnish equipment and other materials, which Chase believes are necessary or desirable for provision of the services contemplated herein; and

          (v) keep records relating to the services provided hereunder in such form and manner as set forth in Schedules B, C and D in accordance with the 1940 Act. To the extent required by Section 31 of the 1940 Act and the rules thereunder, Chase agrees that all such records prepared or maintained by Chase relating to the services provided hereunder are the property of UAMFSI and the Fund and will be preserved for the periods prescribed under Rule 31a-2 under the 1940 Act, maintained at UAMFSI's and/or the Fund's expense, and made available in accordance with such Section and rules. Chase further agrees to surrender promptly to UAMFSI or the Fund upon its request and cease to retain in its records and files those records and documents created and maintained by Chase pursuant to this Agreement, unless otherwise required by law. Chase will provide a copy of such records to UAMFSI, upon request, in a mutually agreed upon electronic format.

   5.   FEES;  EXPENSES;  EXPENSE REIMBURSEMENT.

        (a) As compensation for the services rendered to the Fund and UAMFSI pursuant to this Agreement, UAMFSI shall pay Chase monthly fees determined as set forth in Schedule A to this Agreement. Such fees are to be billed monthly and shall be due and payable upon receipt of the invoice. Upon any termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

        (b) For the purpose of determining fees calculated as a function of the Fund's assets, the value of the Fund's assets and net assets shall be computed as required by its currently effective Prospectus, generally accepted accounting principles, and resolutions of the Fund's Board.

        (c) Chase may, in its sole discretion, from time to time employ or associate with such person or persons as may be appropriate to assist Chase in the performance of this Agreement. Such person or persons may be officers and employees who are employed or designated as officers by both Chase and the Fund. The compensation of such person or persons for such employment shall be paid by Chase and no obligation will be incurred by or on behalf of the Fund or UAMFSI in such respect.

        (d) UAMFSI may request additional services, additional processing, or special reports on behalf of the Fund or itself. UAMFSI shall submit such requests in writing together with such specifications and requirements documentation as may be reasonably required by Chase. If Chase elects to provide such services or arrange for their provision, it shall be entitled to reasonable additional fees and expenses at its customary rates and charges, or such other fees, if any, mutually agreed to by Chase and UAMFSI.

        (e) Chase will bear all of its own expenses in connection with the performance of the services under this Agreement except as otherwise expressly provided herein. UAMFSI agrees to promptly reimburse Chase for any equipment and supplies specially ordered by or for UAMFSI or the Fund through Chase and for any other expenses not contemplated by this Agreement that Chase may incur on the Fund's and/or UAMFSI's behalf at the Fund's and/or UAMFSI's request or as consented to by the Fund and/or UAMFSI, provided that Chase will notify the Fund and/or UAMFSI of the approximate amount of such expenses prior to incurring them. Such other expenses to be incurred in the operation of the Fund and to be borne by the Fund and/or UAMFSI, include, but are not limited to: taxes; interest; brokerage fees and commissions; salaries and fees of officers and directors who are not officers, directors, shareholders or employees of Chase, or the Fund's investment advisers or distributor; SEC and state Blue Sky registration and qualification fees, levies, fines and other charges; EDGAR filing fees, processing services and related fees; advisory and administration fees; charges and expenses of pricing and data services, independent public accountants and custodians; insurance premiums including fidelity bond premiums; auditing and legal expenses; costs of maintenance of corporate existence; expenses of typesetting and printing of prospectuses for regulatory purposes and for distribution to current shareholders of the Fund (the Fund's distributor to bear the expense of all other printing, production, and distribution of prospectuses, statements of additional information, and marketing materials); expenses of printing and production costs of shareholders' reports and proxy statements and materials; costs and expenses of Fund stationery and forms; costs and expenses of special telephone and data lines and devices; costs associated with corporate, shareholder, and Board meetings; trade association dues and expenses; and any extraordinary expenses and other customary Fund expenses. In addition, Chase may utilize one or more independent pricing services, approved from time to time by the Fund's Board, to obtain securities prices and to act as backup to the primary pricing services, in connection with determining the net asset values of the Fund, and UAMFSI and/or the Fund will reimburse Chase for the Fund's share of the cost of such services based upon the actual usage, or a pro-rata estimate of the use, of the services for the benefit of the Fund.

        (f) All fees, out-of-pocket expenses, or additional charges of Chase shall be billed on a monthly basis and shall be due and payable upon receipt of the invoice.

        Chase will render, after the close of each month in which services have been furnished, a statement reflecting all of the charges for such month. Charges remaining unpaid after thirty (30) days of receipt shall bear interest in finance charges equivalent to, in the aggregate, the Prime Rate (as determined by Chase) plus two percent per year and all costs and expenses of effecting collection of any such sums, including reasonable attorney's fees, shall be paid by UAMFSI to Chase.

          In the event that UAMFSI is more than sixty (60) days delinquent in its payments of monthly billings in connection with this Agreement (with the exception of specific amounts which may be contested in good faith by UAMFSI), this Agreement may be terminated upon thirty (30) days' written notice to UAMFSI by Chase. UAMFSI must notify Chase in writing of any contested amounts within thirty (30) days of receipt of a billing for such amounts. Disputed amounts are not due and payable while they are being disputed. The fees set forth in Schedule A may be changed from time to time upon agreement of the parties.

     6. PROPRIETARY AND CONFIDENTIAL INFORMATION. Chase agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Fund, all records and other information relative to the Fund's prior, present or potential shareholders, and to not use such records and information for any purpose other than performance of Chase's responsibilities and duties hereunder. Chase may seek a waiver of such confidentiality provisions by furnishing reasonable prior notice to the Fund and UAMFSI and obtaining approval in writing from the Fund and UAMFSI, which approval shall not be unreasonably withheld and may not be withheld where Chase may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities. Waivers of confidentiality are automatically effective without further action by Chase with respect to Internal Revenue Service levies, subpoenas and similar actions, or with respect to any request by the Fund or UAMFSI.

     7.   DUTIES,  RESPONSIBILITIES,  AND  LIMITATION  OF  LIABILITY.

          (a) In the performance of its duties hereunder, Chase shall be obligated to act in good faith in performing the services provided for under this Agreement. In performing its services hereunder, UAMFSI represents and warrants that Chase shall be entitled to rely on any oral or written instructions, notices or other communications, including electronic transmissions, from UAMFSI and the Fund and its custodians, officers and directors, investors, agents, legal counsel and other service providers which Chase reasonably believes to be genuine, valid and authorized, and that Chase shall also be entitled to consult with and rely on the advice and opinions of outside legal counsel retained by UAMFSI and/or the Fund, as necessary or appropriate.

          (b) Chase shall not be liable for any error of judgment or mistake of law or for any loss or expense suffered by the Fund or UAMFSI, in connection with the matters to which this Agreement relates, except for a loss or expense solely caused by or resulting from willful misfeasance, bad faith or gross negligence on Chase's part in the performance of its duties or from reckless disregard by Chase of its obligations and duties under this Agreement. Any person, even though also an officer, director, partner, employee or agent of Chase, who may be or become an officer, director, partner, employee or agent of the Fund, shall be deemed when rendering services to the Fund or acting on any business of the Fund (other than services or business in connection with Chase's duties hereunder) to be rendering such services to or acting solely for the Fund and not as an officer, director, partner, employee or agent or person under the control or direction of Chase even though paid by Chase. In no event shall Chase be liable to the Fund, UAMFSI or any other party for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if Chase has been advised of the likelihood of such loss or damage and regardless of the form of action.

        (c) Subject to Paragraph 7 (b) above, Chase shall not be responsible for, and UAMFSI shall indemnify and hold Chase harmless from and against, any and all losses, damages, costs, reasonable attorneys' fees and expenses, payments, expenses and liabilities arising out of or attributable to:

          (i) all actions of Chase or its officers or agents required to be taken pursuant to this Agreement;

          (ii) the reliance on or use by Chase or its officers or agents of information, records, or documents which are received by Chase or its officers or agents and furnished to it or them by or on behalf of UAMFSI and/or the Fund, and which have been prepared or maintained by UAMFSI and/or the Fund or any third party on behalf of UAMFSI and/or the Fund;

          (iii) UAMFSI's refusal or failure to comply with the terms of this Agreement or UAMFSI's lack of good faith, or its actions, or lack thereof, involving negligence or willful misfeasance;

          (iv) the breach of any representation or warranty of UAMFSI hereunder;

          (v) the taping or other form of recording of telephone conversations or other forms of electronic communications with investors and shareholders, or reliance by Chase on telephone or other electronic instructions of any person acting on behalf of a shareholder or shareholder account for which telephone or other electronic services have been authorized;

          (vi) the reliance on or the carrying out by Chase or its officers or agents of any proper instructions reasonably believed to be duly authorized, or requests of the Fund or UAMFSI, or recognition by Chase of any share certificates which are reasonably believed to bear the proper signatures of the officers of the Fund and the proper countersignature of any transfer agent or registrar of the Fund;

          (vii) any delays, inaccuracies, errors in or omissions from data provided to Chase by data and pricing services;

          (viii) the offer or sale of shares by the Fund in violation of any requirement under the Federal securities laws or regulations or the securities laws or regulations of any state, or in violation of any stop order or other determination or ruling by any Federal agency or any state agency with respect to the offer or sale of such shares in such state (1) resulting from activities, actions, or omissions by the Fund or its other service providers and agents, or
(2) existing or arising out of activities, actions or omissions by or on behalf of the Fund prior to the effective date of this Agreement;

          (ix) any failure of the Fund's registration statement to comply with the 1933 Act and the 1940 Act (including the rules and regulations thereunder) and any other applicable laws, or any untrue statement of a material fact or omission of a material fact necessary to make any statement therein not misleading in a Fund's prospectus; and

          (x) the actions taken by UAMFSI, its investment advisers, and its distributor in compliance with applicable securities, tax, commodities and other laws, rules and regulations, or the failure to so comply.

   8. TERM. This Agreement shall become effective on the date first hereinabove written and shall continue for an initial term of one year, unless sooner terminated, as provided herein. Thereafter, unless so terminated, this Agreement shall continue in effect from year to year provided such continuance is specificially approved by UAMFSI. This Agreement may be modified or amended from time to time by mutual agreement between the parties hereto. This Agreement may be terminated by either party on 90 days' prior written notice; subject to renegotiation after the initial term. Upon termination of this Agreement, UAMFSI shall pay to Chase such compensation and any out-of-pocket or other reimbursable expenses which may become due or payable under the terms hereof as of the date of termination or after the date that the provision of services ceases, whichever is later.

     9. NOTICES. Any notice required or permitted hereunder shall be in writing to the parties at the following address (or such other address as a party may specify by notice to the other):

               If to UAMFSI:

                    UAM Fund Services, Inc.
                    211 Congress Street, 4th Floor
                    Boston, MA 02110
                    Attention: Gary L. French, President
                    Fax:  (617) 542-7440

               If to Chase:

                    Chase Global Funds Services Company
                    73 Tremont Street
                    Boston, MA 02108
                    Attention:   Karl O. Hartmann, General Counsel
                    Fax:  (617) 557-8616

Notice shall be effective upon receipt if by mail, on the date of personal delivery (by private messenger, courier service or otherwise) or upon confirmed receipt of telex or facsimile, whichever occurs first.

     10. ASSIGNABILITY. This Agreement shall not be assigned by either of the parties hereto without the prior consent in writing of the other party; provided, however, that Chase may in its own discretion and without limitation or prior consent of the Fund or UAMFSI, whenever and on such terms and conditions as Chase deems necessary or appropriate, subcontract, delegate or assign its rights, duties, obligations and liabilities to subsidiaries or affiliates of Chase; provided, further, that any such subcontract, agreement or understanding shall not discharge Chase or its affiliates or subsidiaries, as the case may be, from its obligations hereunder. Similarly, Chase or its affiliated subcontractor, designee, or assignee may at its discretion, without notice to the Fund or UAMFSI, enter into such subcontracts, agreements and understandings, whenever and on such terms and conditions as Chase or they deem necessary or appropriate to perform services hereunder, with non-affiliated third parties; provided, that such subcontract, agreement or understanding shall not discharge Chase, or its subcontractor, designee, or assignee, as the case may be, from Chase's obligations hereunder. Chase or its affiliated subcontractor, designee, or assignee shall, however, be discharged from Chase's obligations hereunder, if UAMFSI, the Fund or its sponsor, investment advisers or distributor require Chase or its affiliated subcontractor, designee, or assignee to enter into any subcontract, agreement or understanding to perform services hereunder with any non-affiliated third party; and UAMFSI shall indemnify and hold harmless Chase and its affiliated subcontractor, designee, or assignee from and against, any and all losses, damages, costs, reasonable attorneys' fees and expenses, payments, expenses and liabilities arising out of or attributable to such subcontract, agreement or understanding.

     11. WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

     12. FORCE MAJEURE. Chase shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, acts of God, earthquakes, fires, floods, wars, acts of civil or military authorities, or governmental actions, nor shall any such failure or delay give the Fund the right to terminate this Agreement.

     13. AMENDMENTS. This Agreement may be modified or amended from time to time by mutual written agreement between the parties. No provision of this Agreement may be changed, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought. The addition of new portfolios or new classes of portfolios to the Fund will be deemed self-executing amendments to this Agreement requiring no further action, subject to the approval of Chase. Such self-executing amendments will be subject to the terms and conditions of this Agreement, and may in no other way alter the terms and conditions contained herein, unless done so by mutual written agreement between the parties.

     14. SEVERABILITY. If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

     15. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK, INCLUDING THE DETERMINATION OF WHEN AN "ASSIGNMENT" HAS OCCURRED.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

                                         UAM FUND SERVICES, INC.

Attest:  /s/ Michael E. DeFao            By:  /s/ Gary L. French
         --------------------                 ------------------
Name:    Michael E. DeFao                Name:  Gary L. French
         --------------------                   ----------------
                                         Title: President
                                                ----------------

                                         CHASE GLOBAL FUNDS
                                         SERVICES COMPANY

Attest: /s/ Helen A. Robichaud          By:  /s/ Bernard Dagnall
        -----------------------              -------------------
Name:   Helen A. Robichaud              Name:  Bernard Dagnall
        -----------------------                -----------------
                                         Title: President
                                                ----------------

                         MUTUAL FUNDS SERVICE AGREEMENT

                                   SCHEDULE A
                               FEES AND EXPENSES



Fees for Fund Sub-Accounting, Fund Sub-Administration, and Sub-Transfer Agency
------------------------------------------------------------------------------
Services for UAM Funds, Inc., UAM Funds Trust and all other affiliated mutual
-----------------------------------------------------------------------------
funds for which Chase provides services (collectively the "Funds")
------------------------------------------------------------------

 .    19 Basis Points on the first $200 million of total net assets of the Funds,
 .    11 Basis Points on the next $800 million of total net assets of the Funds,
 .     7 Basis Points on the next $2 billion of total net assets of the Funds,
 .     5 Basis Points on total net assets of the Funds in excess of $3 billion.


A minimum annual fee of $70,000 per Portfolio will apply and shall be phased in
-------------------------------------------------------------------------------
according to the following schedule:
------------------------------------

     . $2,000 per month per Portfolio for the first six months of service, . $3,500 per month per Portfolio for the second six months of service, . $5,000 per month per Portfolio for the third six months of service, . $5,833 per month per Portfolio thereafter.


ALL PORTFOLIOS WILL HAVE AN ADDITIONAL MINIMUM ANNUAL CHARGE OF $20,000 PER PORTFOLIO CLASS OF SHARES. HOWEVER, THERE WILL BE NO EXTRA CHARGE FOR AN ADDITIONAL CLASS OF SHARES WHERE THE PORTFOLIO'S FEES ALREADY EXCEED THE MINIMUM APPLICABLE FEE BY $20,000.

THESE FEES DO NOT INCLUDE OUT-OF-POCKET EXPENSES, WHICH UNDER THE TERMS OF THIS AGREEMENT WILL BE BILLED MONTHLY AND DUE UPON BILLING.

                         MUTUAL FUNDS SERVICE AGREEMENT


                                   SCHEDULE B
            GENERAL DESCRIPTION OF FUND SUB-ADMINISTRATION SERVICES


I.  FINANCIAL AND TAX REPORTING

     A. Prepare agreed upon management reports and Board of Directors materials such as unaudited financial statements and distribution summaries.

     B. Report Fund performance to outside services as directed by Fund management or UAMFSI.

     C. Calculate dividend and capital gain distributions in accordance with distribution policies detailed in the Fund's prospectus(es). Assist UAMFSI in making final determinations of distribution amounts.

     D. Estimate and recommend year-end dividend and capital gain distributions necessary to establish the Portfolio's status as a regulated investment company ("RIC") under Section 4982 of the Internal Revenue Code of 1986, as amended (the "Code") regarding minimum distribution requirements.

     E. Working with the Fund's public accountants or other professionals, prepare and file Fund's Federal tax return on Form 1120-RIC along with all state and local tax returns where applicable. Prepare and file Federal Excise Tax Return (Form 8613).

     F.   Prepare and file Fund's Form N-SAR with the SEC.

     G. Prepare and coordinate printing of Fund's Semiannual and Annual Reports to Shareholders.

     H. Notify shareholders as to what portion, if any, of the distributions made by the Fund's during the prior fiscal year were exempt-interest dividends under Section 852 (b)(5)(A) of the Code.

     I. Provide Form 1099-MISC to persons other than corporations (i.e., Directors to whom the Fund paid more than $600 during the year).

     J. Prepare and file California State Expense Limitation Report, if applicable.

     K. Provide financial information for Fund proxies and prospectuses (Expense Table).

II.  PORTFOLIO COMPLIANCE

     A. Assist with monitoring each Portfolio's compliance with investment restrictions (e.g., issuer or industry diversification, etc.) listed in the current prospectus(es) and Statement(s) of Additional Information, although primary responsibility for such compliance shall remain with the Fund's investment adviser or investment manager.

     B. Assist with monitoring each Portfolio's compliance with the requirements of Section 851 of the Code for qualification as a RIC (i.e., 90% Income, 30% Income - Short Three, Diversification Tests) although primary responsibility for such compliance shall remain with the Fund's investment adviser or investment manager.

     C. Assist with monitoring investment manager's compliance with Board directives such as "Approved Issuers Listings for Repurchase Agreements", Rule 17a-7, and Rule 12d-3 procedures, although primary responsibility for such compliance shall remain with the Fund's investment adviser or investment manager.

     D. Mail quarterly requests for "Securities Transaction Reports" to the Fund's Directors and Officers and "access persons" under the terms of the Fund's Code of Ethics and SEC regulations.

     E.   Prepare and update compliance manuals and procedures.

     F. Mail, collect and review on a quarterly basis compliance checklists for each Portfolio.


III. REGULATORY AFFAIRS AND CORPORATE GOVERNANCE

     A. Prepare and file post-effective amendments to the Fund's registration statement on Form N-1A and supplements as needed.

     B.   Prepare and file proxy materials and administer shareholder meetings.

     C. Prepare and file all state registrations of the Fund's securities including annual renewals, registering new Portfolios, preparing and filing sales reports, filing copies of the registration statement and final prospectus and statement of additional information, and increasing registered amounts of securities in individual states.

     D.   Prepare Board materials for all Board meetings.

     E. Assist with the review and monitoring of fidelity bond and errors and omissions insurance coverage and make any related regulatory filings.

     F. Prepare and update documents such as charter document, by-laws, foreign qualification filings.

     G.   Prepare and file Rule 24f-2 Notice.

     H. Assist in identifying and monitoring pertinent regulatory and legislative developments which may affect the Fund and, in response to the results of such monitoring, coordinate and provide support to UAMFSI, the Fund and the Fund's investment adviser with respect to those developments and results, including support with respect to routine regulatory examinations or investigations of the Fund, and with respect to such matters, to work in conjunction with outside counsel, auditors and other professional organizations engaged by the Fund.

     I. File copies of financial reports to shareholders with the SEC under Rule 30b2-1.

     J.   Liaison with the Fund's Distributor and outside counsel.


IV.  GENERAL ADMINISTRATION

     A. Furnish officers of the Fund, subject to reasonable UAMFSI and Board approval.

     B. Prepare Fund or Portfolio expense projections, establish accruals and review on a periodic basis, including expenses based on a percentage of Fund's average daily net assets (advisory and administrative fees) and expenses based on actual charges annualized and accrued daily (audit fees, registration fees, directors' fees, etc.).

     C. For new Portfolios, obtain Employer or Taxpayer Identification Number and CUSIP numbers. Estimate organizational costs and expenses and monitor against actual disbursements.

     D. Coordinate all communications and data collection with regard to any regulatory examinations and yearly audits by independent accountants.

                         MUTUAL FUNDS SERVICE AGREEMENT


                                   SCHEDULE C
              GENERAL DESCRIPTION OF FUND SUB-ACCOUNTING SERVICES


I.   GENERAL DESCRIPTION

     Chase shall provide the following accounting services to the Fund:

     A. Maintenance of the books and records and accounting controls for the Fund's assets, including records of all securities transactions;

     B. Calculation of each Portfolio's Net Asset Value in accordance with the prospectus and once the Portfolio meets eligibility requirements, transmission to NASDAQ and to such other entities as directed by the Fund and/or UAMFSI;

     C. Accounting for dividends and interest received and distributions made by the Fund;

     D. Production of transaction data, financial reports and such other periodic and special reports as UAMFSI and/or the Board may reasonably request;

     E.   Liaison with the Fund's independent auditors; and

     F. A listing of reports that will be available to UAMFSI and the Fund is included below.


II.  DOMESTIC FUND ACCOUNTING DAILY REPORTS

     A.   General Ledger Reports
          1.   Trial Balance Report
          2.   General Ledger Activity Report

     B.   Portfolio Reports
          1.   Portfolio Report
          2.   Cost Lot Report
          3.   Purchase  Journal
          4.   Sell/Maturity Journal
          5.   Amortization/Accretion Report
          6.   Maturity Projection Report

     C.   Pricing Reports
          1.   Pricing Report
          2.   Pricing Report by Market Value
          3.   Pricing Variance by % Change
          4.   NAV Report
          5.   NAV Proof Report
          6.   Money Market Pricing Report

     D.   Accounts Receivable/Payable Reports
          1.   Accounts Receivable for Investments Report
          2.   Accounts Payable for Investments Report
          3.   Interest Accrual Report
          4.   Dividend Accrual Report

     E.   Other Reports
          1.   Dividend Computation Report
          2.   Cash Availability Report
          3.   Settlement Journal


III.  INTERNATIONAL FUND ACCOUNTING DAILY REPORTS

     A.   General Ledger
          1.   Trial Balance Report
          2.   General Ledger Activity Report

     B.   Portfolio Reports
          1.   Portfolio Report by Sector
          2.   Cost Lot Report
          3.   Purchase  Journal
          4.   Sell/Maturity Journal

     C.   Currency Reports
          1.   Currency Purchase /Sales Journal
          2.   Currency Valuation Report

     D.   Pricing Reports
          1.   Pricing Report by Country
          2.   Pricing Report by Market Value
          3.   Price Variance by % Change
          4.   NAV Report
          5.   NAV Proof Report

     E.   Accounts Receivable/Payable Reports
          1.   Accounts Receivable for Investments Sold/Matured
          2.   Accounts Payable for Investments Purchased
          3.   Accounts Receivable for Forward Exchange Contracts
          4.   Accounts Payable for Forward Exchange Contracts
          5.   Interest Receivable Valuation
          6.   Interest Recoverable Withholding Tax
          7.   Dividends Receivable Valuation
          8.   Dividends Recoverable Withholding Tax

     F.   Other Reports
          1.   Exchange Rate Report


IV.  MONTHLY FUND ACCOUNTING REPORTS

     A.   Standard Reports
          1.   Cost Proof Report
          2.   Transaction History Report
          3.   Realized Gain/Loss Report
          4.   Interest Record Report
          5.   Dividend Record Report
          6.   Broker Commission Totals
          7.   Broker Principal Trades
          8.   Shareholder Activity Report
          9.   Fund Performance Report

     B.   International Reports
          1.   Forward Contract Transaction History Report
          2.   Currency Gain/Loss Report

                         MUTUAL FUNDS SERVICE AGREEMENT

                                   SCHEDULE D
              GENERAL DESCRIPTION OF SUB-TRANSFER AGENCY SERVICES

          The following is a general description of the sub-transfer agency services Chase shall provide to the Fund. Chase will at all times provide a group of individuals dedicated to performing the duties set forth below for the Fund. Such dedicated team shall be comprised of not less than seven (7) people in the aggregate or as mutually agreed upon, whose duties will include, in addition to those set forth below, acting as telephone representatives on behalf of the Portfolios with respect to the Portfolios' shareholders, and other potential investors.

     A. SHAREHOLDER RECORDKEEPING. Maintain records showing for each Fund shareholder the following: (i) name, address, appropriate tax certification and tax identifying number; (ii) number of shares of each Portfolio and/or Class; (iii) historical information including, but not limited to, dividends paid and date and price of all transactions, including individual purchases and redemptions, with appropriate supporting documents; and (iv) any dividend reinvestment order, application, dividend to a specific address and correspondence relating to the current maintenance of the account.

     B. SHAREHOLDER ISSUANCE. Record the issuance of shares of common stock of each Portfolio and/or Class and notify the Fund in case any proposed issue of shares by the Fund shall result in an over-issue as identified by Section 8-104(2) of the Uniform Commercial Code and in case any issue would result in such an over-issue, shall refuse to countersign and issue, and/or credit, said shares. Except as specifically agreed in writing between Chase and the Fund, Chase shall have no obligation when countersigning and issuing and/or crediting shares to take cognizance of any other laws relating to the issue and sale of such shares except insofar as policies and procedures of the Stock Transfer Association recognize such laws.

     C.   PURCHASE ORDERS.   Process all orders for the purchase of shares of
          the Fund in accordance with the Fund's current prospectus, including electronic transmissions, which the Fund acknowledges it has authorized. Upon receipt of any check or other payment for purchase of shares of the Fund from an investor, Chase will (i) stamp the order or other documentation with the date and time of receipt, (ii) forthwith process the same for collection, (iii) determine the amounts thereof due the Fund, and notify the Fund of such determination and deposit, such notification to be given on a daily basis of the total amounts determined and deposited to the Fund's custodian bank account during such day. Chase shall then credit the share account of the investor with the number of Fund shares to be purchased according to the price of the Fund's shares in effect for purchases made on the date such payment is received by Chase, as set forth in the Fund's current prospectus and shall promptly mail a confirmation of said purchase to the investor, all subject to any instructions which the Fund may give to Chase with respect to the timing or manner of acceptance of orders for shares relating to payments so received by it. Any purchase order received by Chase, which is deemed not in good order by Chase, will be rejected immediately.

     D. REDEMPTION ORDERS. Receive and stamp with the date and time of receipt all requests for redemptions or repurchase of shares held in certificate or non-certificate form, and process redemptions and repurchase requests as follows: (i) if such certificate or redemption request complies with the applicable standards approved by the Fund, Chase shall on each business day notify the Fund of the total number of shares presented and covered by such requests received by Chase on such day; (ii) on or prior to the seventh calendar day succeeding any such requests received by Chase, Chase shall notify the Custodian, subject to instructions from the Fund, to transfer monies to such account as designated by Chase for such payment to the redeeming shareholder of the applicable redemption or repurchase price; and
          (iii) if any such certificate or request for redemption or repurchase does not comply with applicable standards, Chase shall promptly notify the investor of such fact, together with the reason therefor, and shall effect such redemption at the Portfolio's price next determined after receipt of documents complying with said standards or, at such other time as the Fund shall so direct.

     E. TELEPHONE ORDERS. Process redemptions, exchanges and transfers of Fund shares upon telephone instructions from qualified shareholders in accordance with the procedures set forth in the Fund's current prospectus. Chase shall be permitted to redeem, exchange and/or transfer Fund shares from any account for which such services have been authorized, including electronic transmissions. Chase will also respond to other inquiries by shareholders and other potential investors, consistent with its duties as transfer agent.

     F. TRANSFER OF SHARES. Upon receipt by Chase of documentation in proper form to effect a transfer of shares, including in the case of shares for which certificates have been issued, the share certificates in proper form for transfer, Chase will register such transfer on the Fund's shareholder records maintained by Chase pursuant to instructions received from the transferor in good form, cancel the certificates representing such shares, if any, and if so requested, countersign, register, issue and mail by first class mail new certificates for the same or a smaller whole number of shares.

     G. SHAREHOLDER COMMUNICATIONS. Address and mail all communications by the Fund to its shareholders promptly following the delivery by the Fund of the material to be mailed.

     H. PROXY MATERIALS. Prepare shareholder lists, mail and certify as to the mailing of proxy materials, receive the tabulated proxy cards, render periodic reports to the Fund on the progress of such tabulation, and provide the Fund with inspectors of election at any meeting of shareholders.

     I. SHARE CERTIFICATES. If a shareholder of the Fund requests a certificate representing his shares, Chase as sub-Transfer Agent, will countersign and mail, a share certificate to the investor at his/her address as it appears on the Fund's transfer books. Chase shall supply, at the expense of the Fund a supply of blank share certificates. The certificates shall be properly signed, manually or by facsimile, as authorized by the Fund, and shall bear the Fund's seal or facsimile; and notwithstanding the death, resignation or removal of any officers of the Fund authorized to sign certificates, Chase may, until otherwise directed by the Fund, continue to countersign certificates which bear the manual or facsimile signature of such officer.

     J. RETURNED CHECKS. In the event that any check or other order for the payment of money is returned unpaid for any reason, Chase will take such steps, including redepositing the check for collection, returning the check to the investor, or redeeming appropriate shares as Chase may, at its discretion, deem appropriate and notify the Fund of such action, or as the Fund may instruct. However, the Fund remains ultimately liable for any returned checks of its shareholders.

     K. SHAREHOLDER CORRESPONDENCE. Acknowledge all correspondence from shareholders relating to their share accounts and undertake such other shareholder correspondence as may from time to time be mutually agreed upon.

     L. TAX REPORTING. Chase shall issue appropriate shareholder tax forms on an annual basis.

     M. ESCHEATMENT. All Fund assets shall be subject to the escheatment laws of the Commonwealth of Massachusetts, including those which relate to reciprocal agreements with other states.

     N. DIVIDEND DISBURSING. Chase will serve as the Fund's dividend disbursing agent. Chase will prepare and mail checks, place wire transfers and credit income and capital gain payments to shareholders. UAMFSI and/or the Fund will advise Chase of the declaration of any dividend or distribution and the record and payable date thereof at least five (5) days prior to the record date. Chase will, on or before the payment date of any such dividend or distribution, notify the Fund's Custodian of the estimated amount required to pay any portion of such dividend or distribution payable in cash, and on or before the payment date of such distribution, the Fund will instruct its Custodian to make available to Chase sufficient funds for the cash amount to be paid out. If a shareholder is entitled to receive additional shares by virtue of any such distribution or dividend, appropriate credits will be made to each shareholder's account.

     O. FULFILLMENT. Chase will, if requested by shareholders or other potential investors in the Portfolios, provide by mail or other acceptable means the following materials: prospectuses, SAIs, annual reports or other materials as directed by the Fund.

                         MUTUAL FUNDS SERVICE AGREEMENT

                                   SCHEDULE E
                           SERVICE QUALITY STANDARDS


UAM Funds Trust and Chase Global Funds Services Company agree that this Schedule E is part of the Mutual Funds Service Agreement dated June 30, 1997.

SUB-ACCOUNTING
--------------

                                                   GOAL      STANDARD
                                                   ----      --------

Pricing Accuracy*                                               99%

Reporting NAV to NASDAQ                                         98%


SUB-TRANSFER AGENT
------------------

                                  MINIMUM
                              QUALITY CONTROL
  TRANSACTION PROCESSING        SAMPLE (1)         GOAL      STANDARD
----------------------------  ---------------      ----      --------

New Accounts                       25%                          98%
Purchases by Check                 25%                          98%
Purchases by Wire                  25%                          98%
Redemptions by Check               25%                          98%
Redemptions by Wire                25%                          98%
Exchanges                          25%                          98%
Transfers                          25%                          98%
Maintenance                        25%                          98%

SHAREHOLDER SERVICE

Monthly Correspondence
  Financial                        25%           3 Days         98%
  Non Financial                    25%           5 Days         98%

Average Monthly Communications
  Delayed                                    15 Seconds        100%
  Answered with in 10 seconds                       80%        100%
  Abandoned                                          2%        100%


                                      E-1